UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2016

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2016, the Board of Directors of Restoration Hardware Holdings, Inc. (the “Company”) approved of making a commitment to Ken Dunaj, the former Chief Operating Officer of the Company, pursuant to which the Company would pay Mr. Dunaj his fiscal 2015 bonus under the Company’s Leadership Incentive Plan (“LIP”) in recognition of his significant contributions to the Company over the last 10 years. The bonus will be calculated in the same manner as that of other senior executives eligible for a 2015 bonus under the LIP and will be for the amount Mr. Dunaj would have received had he remained employed through the date on which bonuses are paid with respect to the LIP for 2015. The payment will be made at approximately the same time as when payments under the LIP are made to the Company’s executives.

Item 8.01	Other Events.

On March 2, 2016, the Board of Directors of the Company appointed Mark Demilio to serve as the new lead independent director of the Company whose responsibilities include among other matters presiding over the executive sessions of non-management directors.

Any stockholder of the Company or any other interested party wishing to communicate directly with (i) the entire Board of Directors of the Company, (ii) the non-management directors as a group or (iii) the lead independent director, may do so by corresponding with the lead independent director at the following address: Lead Independent Director, Restoration Hardware Holdings, Inc., Legal Dept., 15 Koch Road, Suite K, Bldg. D, Corte Madera, CA 94925, Attn: Corporate Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: March 7, 2016	By:	/s/ Karen Boone
Karen Boone
Chief Financial and Administrative Officer